EXHIBIT 99.1

for immediate release

inTEST Reports Record Revenue of $30.8 Million and
16% Year-over-Year Growth in Net Income for Third Quarter 2022

●	Second consecutive quarter of record revenue, up 46% year-over-year

●	Organic revenue (non-GAAP)(1) increased 23% year-over-year

●	Orders grew 55% year-over-year to $32.7 million driven by acquisitions and strength in analog/mixed signal test and silicon carbide (SiC) production markets

●	Achieved second consecutive quarter of record backlog at $47.9 million

●	Reported net income growth of 16% to $2.5 million and diluted EPS up 15% to $0.23 year-over-year

●	Expects 2022 revenue at higher end of original range of $110 million to $115 million despite continued headwinds from supply chain constraints and a strong U.S. dollar

MT. LAUREL, NJ, November 4, 2022 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets which include automotive, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended September 30, 2022. Results include the impact of the following acquisitions: North Sciences, formerly Z-Sciences (October 2021), Videology (October 2021) and Acculogic (December 2021).

Nick Grant, President and CEO, commented, “We delivered another strong quarter that demonstrates our ability to execute, maintain focus on our target markets, deliver quality engineered solutions and leverage our expanding sales presence. Our team continues to address supply chain challenges which have caused disruption of production processes and higher costs. We are continuing to identify new supply sources and flex production to address the challenges while communicating regularly with customers regarding shipment timing. Despite these headwinds, we converted record revenue to net income growth of 16%.”

Mr. Grant continued, “Our 5-Point Strategy keeps us focused on driving value. We are gaining new customers, finding new applications for our solutions and continually innovating to drive growth. We have been especially encouraged with the strength in demand for our induction heating solution for silicon carbide (SiC) crystal growth as that technology rapidly expands from the benefits provided with its higher energy conversion efficiencies. We also continue to have strong demand for our test equipment for analog and mixed signal semiconductor production as well as our highly controlled thermal test solutions for lab applications. Importantly, our acquisitions and organic businesses are driving continued growth in our target markets with strong demand for our highly engineered solutions in defense, security, electric vehicles (“EV”) and life sciences.”

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

Third Quarter 2022 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	9/30/2022	6/30/2022	$	%	9/30/2021	$	%
Revenue	$30,771	$29,571	$1,200	4.1%	$21,144	$9,627	45.5%
Organic revenue (Non-GAAP) (1)	$26,017	$24,350	$1,667	6.8%	$21,144	$4,873	23.0%
Gross profit	$13,898	$13,548	$350	2.6%	$10,395	$3,503	33.7%
Gross margin	45.2%	45.8%			49.2%
Operating expenses (incl. intangible amort.)	$10,739	$10,820	$(81)	-0.7%	$7,846	$2,893	36.9%
Operating income	$3,159	$2,728	$431	15.8%	$2,549	$610	23.9%
Operating margin	10.3%	9.2%			12.2%
Net earnings (GAAP)	$2,524	$2,116	$408	19.3%	$2,175	$349	16.0%
Earnings per diluted share (“EPS”) (GAAP)	$0.23	$0.20	$0.03	15.0%	$0.20	$0.03	15.0%
Adjusted net earnings (Non-GAAP) (1)	$3,016	$2,719	$297	10.9%	$2,480	$536	21.6%
Adjusted EPS (Non-GAAP) (1)	$0.28	$0.25	$0.03	12.0%	$0.23	$0.05	21.7%
Adjusted EBITDA (Non-GAAP) (1)	$4,453	$4,193	$260	6.2%	$3,388	$1,065	31.4%
Adjusted EBITDA margin (Non-GAAP) (1)	14.5%	14.2%			16.0%

(1) Organic revenue, adjusted net earnings, adjusted EPS, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Compared with the prior-year period, revenue grew $9.6 million which included $4.8 million from acquisitions. Organic revenue growth of 23% reflected strong demand across technology offerings and end markets. Demand for induction heating technology solutions for silicon carbide (SiC) crystal growth applications as well as test solutions for analog and mixed signal applications drove sales to the semi market up 40% to $19.2 million. Sales to the life sciences and defense markets more than doubled to $1.7 million and $1.9 million, respectively. The automotive market was also strong, up 21%, driven by demand from the EV industry.

Compared with the second quarter of 2022, sales to the semi market grew 17% with back-end strength serving the analog and mixed signal test market and continued front-end growth serving the SiC market. Sales increased 47% to the life sciences market and 35% to the defense market. The timing of projects resulted in a sequential decline in sales to the automotive/EV market when compared with an exceptionally strong second quarter.

The Company’s top five customers for the nine-month period represented approximately 30% of revenue, down from 35% in the prior-year period demonstrating the effect of the Company’s 5-Point Strategy to grow through diversification of customers, markets and geographies. Year to date, no single customer accounted for 10% or more of revenue.

Gross margin contracted slightly on a sequential basis primarily due to supply chain challenges, as well as product and channel mix.

Operating expenses were up $2.9 million compared with the third quarter of 2021. This increase primarily reflects the impact of the incremental expenses from acquired business as well as investments in marketing and engineering. Sequentially, operating expenses were relatively unchanged, but improved 170 basis points as a percent of revenue to 34.9%, demonstrating operating leverage as the organization scales.

Balance Sheet and Cash Flow Review

Cash and cash equivalents (including restricted cash) and short-term investments at the end of the third quarter of 2022 were $13.5 million, down $0.5 million from the second quarter of 2022. This includes the negative impact of exchange rate fluctuations of approximately $0.5 million. During the quarter, the Company generated $1.4 million in cash flow from operations. At quarter end, after paying down $1.0 million in debt, total debt was $17.2 million, compared with $18.2 million at the end of the second quarter of 2022.

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

Capital expenditures were $335,000 in the third quarter of 2022 compared with $114,000 in the prior-year period. For the first nine months, capital expenditures were $1.0 million compared with $577,000 in the prior-year period. Capital expenditures for the year are expected to be approximately $1.5 million.

During the third quarter of 2022, the Company amended its loan agreement to expand the existing non-revolving delayed draw term loan facility by $25.5 million to $50.5 million. The available funding under the term loan facility is currently $30 million. The maturity date for the amended term loan facility, as well as its existing $10 million revolving credit facility, was extended to September 2027. There were no borrowings at the end of the quarter under the revolving credit facility.

Third Quarter 2022 Orders and Backlog (see orders by market in accompanying tables)

($ in 000s)	Three Months Ended
			Change			Change
	9/30/2022	6/30/2022	$	%	9/30/2021	$	%
Orders	32,680	40,518	(7,838)	-19.3%	21,148	11,532	54.5%
Backlog (at quarter end)	47,890	45,981	1,909	4.2%	20,428	27,642	134.4%

Order growth of 54.5% over the prior-year period reflected increases across nearly all end markets especially in semi, defense and security. Orders for the semi market were up 44% to $19.2 million compared with the prior-year period, driven by demand for induction heating technology solutions for silicon carbide (SiC) crystal growth applications as well as test solutions for analog and mixed signal applications. Order growth over the prior-year period for the semi market was about evenly split between front-end and back-end applications. Third quarter orders were 19% lower when compared with record orders received in the second quarter. Sequentially, demand in the defense and automotive/EV markets helped to offset timing of orders in the semi and life sciences markets.

For the third consecutive quarter, backlog reached another record of $47.9 million, up from its previous record of $46.0 million at June 30, 2022. Notably, approximately 45% is expected to ship beyond the fourth quarter. Historically, only 20% to 25% of backlog would be available beyond the current quarter.

Fourth Quarter Outlook and Guidance

Fourth quarter 2022 financial results are expected to be comparable with third quarter results. Revenue is expected to be in the range of $30 million to $32 million with gross margin of approximately 45%. Fourth quarter guidance implies that the Company expects to deliver revenue at the high end of its original guidance provided for the year of $110 million to $115 million.

Fourth quarter operating expenses are expected to run at approximately $10.7 million to $10.9 million. This estimated level of quarterly expense includes intangible asset amortization, which is expected to be approximately $560,000 pre-tax, or approximately $465,000 after tax. Interest expense is expected to be approximately $190,000 for the quarter and the effective tax rate is expected to be approximately 16% to 17% for the year.

Fourth quarter 2022 EPS (GAAP) is expected to be in the range of $0.20 to $0.25 while adjusted EPS (Non-GAAP) is expected to be in the range of $0.25 to $0.30.

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (412) 317-6671. In addition, the webcast and slide presentation may be found at https://ir.intest.com.

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

A telephonic replay will be available from 11:30 a.m. ET on the day of the call through Friday, November 11, 2022. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 10171527 or access the webcast replay via the Company’s website. A transcript will also be posted to the website once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets which include automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of organic revenue, adjusted net earnings (loss), adjusted earnings (loss) per diluted share, adjusted EBITDA, and adjusted EBITDA margin. Organic revenue is derived by excluding revenue generated by acquired businesses in the first twelve months of ownership from total revenue. Adjusted net earnings (loss) is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings (loss). Adjusted earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding. Adjusted EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings (loss). Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue. These results are provided as a complement to the results provided in accordance with GAAP. Organic revenue is a non-GAAP financial measure presented to provide investors the understanding of the performance of the core business excluding the contributions of acquisitions in the first twelve months of ownership. Adjusted net earnings (loss) and adjusted earnings (loss) per diluted share are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as these expenses may not be indicative of our underlying operating performance. The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from revenue to organic revenue, net earnings (loss) and earnings (loss) per diluted share to adjusted net earnings (loss) and adjusted earnings (loss) per diluted share and from net earnings (loss) to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below. The non-GAAP financial measures discussed in this press release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; the impact of the COVID-19 pandemic on the Company’s business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue	$30,771	$21,144	$84,423	$62,520
Cost of revenue	16,873	10,749	45,964	31,642
Gross profit	13,898	10,395	38,459	30,878

Operating expenses:
Selling expense	4,009	2,841	11,498	7,849
Engineering and product development expense	1,866	1,334	5,649	4,012
General and administrative expense	4,864	3,620	14,623	10,550
Restructuring and other charges	-	51	-	303
Total operating expenses	10,739	7,846	31,770	22,714

Operating income	3,159	2,549	6,689	8,164
Other income (expense)	(120)	(17)	(425)	2

Earnings before income tax expense	3,039	2,532	6,264	8,166
Income tax expense	515	357	1,047	1,170

Net earnings	$2,524	$2,175	$5,217	$6,996

Earnings per common share - basic	$0.24	$0.21	$0.49	$0.67

Weighted average common shares outstanding - basic	10,695,867	10,496,188	10,655,469	10,422,851

Earnings per common share - diluted	$0.23	$0.20	$0.48	$0.65

Weighted average common shares and common share equivalents outstanding - diluted	10,864,540	10,792,290	10,840,644	10,694,351

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,901	$21,195
Restricted cash	1,137	-
Short term investments	3,494	-
Trade accounts receivable, net of allowance for doubtful accounts of $209 and $213, respectively	21,134	16,536
Inventories	21,092	12,863
Prepaid expenses and other current assets	1,871	1,483
Total current assets	57,629	52,077
Property and equipment:
Machinery and equipment	6,334	5,733
Leasehold improvements	3,217	3,001
Gross property and equipment	9,551	8,734
Less: accumulated depreciation	(6,482)	(6,046)
Net property and equipment	3,069	2,688
Right-of-use assets, net	5,017	5,919
Goodwill	21,394	21,448
Intangible assets, net	18,894	21,634
Restricted certificates of deposit	100	100
Other assets	598	39
Total assets	$106,701	$103,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note	$4,100	$4,100
Current portion of operating lease liabilities	1,430	1,371
Accounts payable	8,183	4,281
Accrued wages and benefits	3,537	4,080
Accrued professional fees	886	1,048
Customer deposits and deferred revenue	5,077	6,038
Accrued sales commissions	1,164	863
Domestic and foreign income taxes payable	1,335	2,024
Other current liabilities	1,386	1,267
Total current liabilities	27,098	25,072
Operating lease liabilities, net of current portion	4,196	5,248
Term Note, net of current portion	13,067	16,000
Deferred tax liabilities	217	1,379
Contingent consideration	1,238	930
Other liabilities	464	453
Total liabilities	46,280	49,082
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 11,057,858 and 10,910,460 shares issued, respectively	111	109
Additional paid-in capital	31,516	29,931
Retained earnings	29,610	24,393
Accumulated other comprehensive earnings (loss)	(602)	594
Treasury stock, at cost; 34,308 and 33,077 shares, respectively	(214)	(204)
Total stockholders' equity	60,421	54,823
Total liabilities and stockholders' equity	$106,701	$103,905

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$5,217	$6,996
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,674	2,166
Provision for excess and obsolete inventory	307	154
Foreign exchange loss	107	36
Amortization of deferred compensation related to stock-based awards	1,373	1,094
Discount on shares sold under Employee Stock Purchase Plan	28	-
Loss on disposal of property and equipment	45	20
Deferred income tax benefit	(1,162)	(221)
Changes in assets and liabilities:
Trade accounts receivable	(4,900)	(3,874)
Inventories	(8,549)	(2,051)
Prepaid expenses and other current assets	(907)	(26)
Restricted certificates of deposit	-	40
Other assets	(1)	(10)
Operating lease liabilities	(1,064)	(918)
Accounts payable	3,947	1,425
Accrued wages and benefits	(527)	942
Accrued professional fees	(153)	52
Customer deposits and deferred revenue	(827)	1,697
Accrued sales commissions	310	366
Domestic and foreign income taxes payable	(672)	302
Other current liabilities	35	(60)
Other liabilities	61	(7)
Net cash provided by (used in) operating activities	(3,658)	8,123

CASH FLOWS FROM INVESTING ACTIVITIES
Refund of final working capital adjustment related to Acculogic	371	-
Purchase of property and equipment	(1,043)	(577)
Purchase of short-term investments	(3,494)	-
Net cash used in investing activities	(4,166)	(577)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Term Note	(2,933)	-
Proceeds from stock options exercised	38	1,019
Proceeds from shares sold under Employee Stock Purchase Plan	148	-
Shares redeemed into treasury stock	(10)	-
Net cash provided by (used in) financing activities	(2,757)	1,019

Effects of exchange rates on cash	(576)	(99)

Net cash provided by (used in) all activities	(11,157)	8,466
Cash, cash equivalents and restricted cash at beginning of period	21,195	10,277
Cash, cash equivalents and restricted cash at end of period	$10,038	$18,743

Cash payments for:
Domestic and foreign income taxes	$2,926	$1,053

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 9, 2022

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	9/30/2022		6/30/2022		$	%	9/30/2021		$	%
Revenue
Semi	$19,170	62.3%	$16,409	55.5%	$2,761	16.8%	$13,656	64.6%	$5,514	40.4%
Industrial	2,130	6.9%	2,930	9.9%	(800)	-27.3%	2,191	10.4%	(61)	-2.8%
Auto/EV	1,621	5.3%	3,594	12.2%	(1,973)	-54.9%	1,339	6.3%	282	21.1%
Life Sciences	1,715	5.6%	1,169	3.9%	546	46.7%	715	3.4%	1,000	139.9%
Defense/Aerospace	1,914	6.2%	1,423	4.8%	491	34.5%	947	4.5%	967	102.1%
Security	871	2.8%	794	2.7%	77	9.7%	6	0.0%	865	NM
Other	3,350	10.9%	3,252	11.0%	98	3.0%	2,290	10.8%	1,060	46.3%
	$30,771	100.0%	$29,571	100.0%	$1,200	4.1%	$21,144	100.00%	$9,627	45.5%

NM: not meaningful

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	9/30/2022		6/30/2022		$	%	9/30/2021		$	%
Orders
Semi	$19,181	58.7%	$26,732	66.0%	$(7,551)	-28.2%	$13.365	63.2%	$5,816	43.5%
Industrial	2,309	7.1%	2,366	5.8%	(57)	-2.4%	2,329	11.0%	(20)	-0.9%
Auto/EV	2,870	8.8%	2,750	6.8%	120	4.4%	2,161	10.2%	709	32.8%
Life Sciences	927	2.8%	1,535	3.8%	(608)	-39.6%	195	0.9%	732	375.4%
Defense/Aerospace	3,149	9.6%	1,897	4.7%	1,252	66.0%	1,174	5.6%	1,975	168.2%
Security	1,072	3.3%	989	2.4%	83	8.4%	71	0.3%	1,001	NM
Other	3,172	9.7%	4,249	10.5%	(1,077)	-25.3%	1,853	8.8%	1,319	71.2%
	$32,680	100.0%	$40,518	100.0%	$(7,838)	-19.3%	$21,148	100.0%	$11,532	54.5%

NM: not meaningful

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

Beginning in the first quarter of 2022, the Company made a change to its reportable segments from two reportable segments to three reportable segments – Electronic Test, Environmental Technologies and Process Technologies. These segments, which operate as Divisions, align with how the Chief Executive Officer (CEO) who is also the Chief Operating Decision Maker (CODM) as defined under U.S. GAAP, allocates resources and assesses performance against the Company’s key growth strategies. Prior period reportable segment results and related disclosures have been restated to be consistent with the current year presentation.

	Three Months Ended September 30,		Nine Months Ended September 30
	2022	2021	2022	2021
Revenue:
Electronic Test	$10,408	$8,103	$28,983	$25,658
Environmental Technologies	7,631	6,875	22,131	19,720
Process Technologies	12,732	6,166	33,309	17,142
Total Revenue	$30,771	$21,144	$84,423	$62,520
Income from divisional operations:
Electronic Test	$2,406	$2,364	$6,486	$8,858
Environmental Technologies	1,021	1,090	2,893	3,126
Process Technologies	2,465	1,078	5,764	2,695
Total income from divisional operations	5,892	4,802	15,143	14,679
Corporate expenses	(2,138)	(1,944)	(6,312)	(5,597)
Acquired intangible amortization	(595)	(309)	(2,142)	(918)
Other income (expense)	(120)	(17)	(425)	2
Earnings before income tax expense	$3,039	$2,532	$6,264	$8,166

Reconciliation of Non-GAAP Financial Measures

(In thousands, except percentage data)
(Unaudited)

	Three Months Ended
			Change			Change
	9/30/2022	6/30/2022	$	%	9/30/2021	$	%
Total revenue (GAAP)	$30,771	$29,571	$1,200	4.1%	$21,144	$9,627	45.5%
Less: Revenue from acquired businesses(2)	(4,754)	(5,221)	(467)	-8.9%	-	4,754	NM
Organic revenue (Non-GAAP)	$26,017	$24,350	$1,667	6.8%	$21,144	$4,873	23.0%

	Nine Months Ended
			Change
	9/30/2022	9/30/2021	$	%
Total revenue (GAAP)	$84,423	$62,520	$21,903	35.0%
Less: Revenue from acquired businesses(2)	(13,991)	-	13,991	NM
Organic revenue (Non-GAAP)	$70,432	$62,520	$7,912	12.7%

NM: not meaningful

(2)	Acquired businesses consist of Acculogic (December 2021), Videology (October 2021) and North Sciences (October 2021).

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inTEST Reports Record Revenue of $30.8 million and 16% Growth in Net Income for Third Quarter 2022

November 4, 2022

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings (GAAP) to Adjusted Net Earnings (Non-GAAP) and
Earnings Per Share – Diluted (GAAP) to Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Three Months Ended
	9/30/2022	9/30/2021	6/30/2022

Net earnings (GAAP)	$2,524	$2,175	$2,116
Acquired intangible amortization	595	309	765
Tax adjustments	(103)	(4)	(162)
Adjusted net earnings (Non-GAAP)	$3,016	$2,480	$2,719

Diluted weighted average shares outstanding	10,865	10,792	10,815
Earnings per share – diluted:
Net earnings (GAAP)	$0.23	$0.20	$0.20
Acquired intangible amortization	0.06	0.03	0.07
Tax adjustments	(0.01)	-	(0.02)
Adjusted earnings per share – diluted (Non-GAAP)	$0.28	$0.23	$0.25

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP) and
Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	9/30/2022	9/30/2021	6/30/2022

Net earnings (GAAP)	$2,524	$2,175	$2,116
Acquired intangible amortization	595	309	765
Interest expense	166	4	133
Income tax expense	515	357	454
Depreciation	203	172	174
Non-cash stock-based compensation	450	371	551
Adjusted EBITDA (Non-GAAP)	$4,453	$3,388	$4,193
Revenue	30,771	21,144	29,571
Adjusted EBITDA margin (Non-GAAP)	14.5%	16.0%	14.2%

Reconciliation of Fourth Quarter 2022 Estimated Earnings Per Share – Diluted (GAAP) to
Estimated Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Low	High

Estimated earnings per share – diluted (GAAP)	$0.20	$0.25
Estimated acquired intangible amortization	0.06	0.06
Estimated tax adjustments	(0.01)	(0.01)
Estimated adjusted earnings per share – diluted (Non-GAAP)	$0.25	$0.30

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